AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2005

                           REGISTRATION NO: 333-124563


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amenment No. 1 to
                                   Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        SKREEM ENTERTAINMENT CORPORATION


          Delaware                       7380                     33-0565710
          --------                  --------------                -----------
 (State of jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization)   Classification Code Number)        Number)


                 11637 Orpington Street, Orlando, Florida 32817

                                 (407) 207-0400

          (Address and Telephone Number of Principal Executive Offices,
                          Principal Place of Business)

                                Charles Camorata
                             Chief Executive Officer
                 11637 Orpington Street, Orlando, Florida 32817
                                 (407) 207-0400
            (Name, address and telephone number of agent for service)

                                    Copy to:
                     Hank Vanderkam, Vanderkam & Associates
                      1301 Travis, #1200, Houston, TX 77002
                       (713) 547-8900, (713) 547-8910 fax

Approximate date of commencement of proposed sale to the public: (____________)

Date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           CALCULATION OF REGISTRATION

 Title of Each Class        Amount To Be       Proposed Maximum      Proposed Maximum         Amount of
 of Securities To Be         Registered       Offering Price Per     Aggregate Offering    Registration Fee
      Registered                                     Share                Price
---------------------     ---------------     ------------------    -------------------   ----------------

                               2,000,000                $1.00            $2,000,000              $   200
Common   Stock  $0.001
par value per share

Common   Stock  $0.001
par value per share           23,107,856                    -                  $  0                    -

Total                         25,107,856                                 $2,000,000                 $200


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                TABLE OF CONTENTS

Part I Information Required in Prospectus

Prospectus Summary                                                         4
Risk Factors                                                               5
Use of Proceeds                                                            7
Determination of Offering Price                                            8
Dilution                                                                   8
Selling Security Holders                                                   9
Plan of Distribution                                                       9
Legal Proceedings                                                          10
Directors, Executive Officers, Promoters and Control Persons               10
Security Ownership of Certain Beneficial Owners and Management             11
Description of Securities                                                  11
Interest of Named Experts and Counsel                                      12
Disclosure of Commission Position on Indemnification For Securities Act    12
Description of Business                                                    12
Management's Discussion and Analysis or Plan of Operation                  15
Description of Property                                                    19
Certain Relationships and Related Transactions                             19
Market For Common Equity and Related Stockholder Matters                   20
Executive Compensation                                                     21
Financial Statements                                                       22
Changes in and Disagreements With Accountants                              45
on Accounting and Financial Disclosure

Part II Information Not Required In Prospectus

Indemnification of Directors and Officers                                  46
Other Expenses of Issuance and Distribution                                48
Recent Sales of Unregistered Securities                                    48
Exhibits                                                                   48
Undertakings                                                               48
Signatures                                                                 49

Until _______________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PROSPECTUS

                                2,000,000 Shares

                        SKREEM ENTERTAINMENT CORPORATION

The registration statement of which this Prospectus is a part relates to the offer and sale by Skreem Entertainment Corporation, a Delaware corporation ("Skreem," "We," or "Our"), of our securities. Our common stock offered is not listed on any national securities exchange or the NASDAQ stock market.

This offering and registration consists of 25,107,856 common shares, $.001 par value per share. 2,000,000 of the 25,107,856 shares will be offered by the Company for $1.00 per share with the remaining 23,107,856 shares representing shares currently issued and outstanding as of March 15, 2005 which are being registered for sale by our stockholders.

Skreem's officers will be marketing these securities on a best efforts basis. The offering will end one hundred and eighty (180) days after the effective date of the registration statement. The minimum purchase requirement is 2,000 shares per investor. Additionally, Skreem will not make arrangements to place the funds in an escrow, trust or similar account.

Skreem's current shareholders are restricted and will refrain from the sale of the 23,107,856 issued and outstanding common shares being registered until such time as the 180 day offering period, beginning with the effective date of this registration statement, has expired.

                               Underwriting
                               Discounts and  Offering          Net Proceeds
Shares       Offering Price    Commissions    Costs             to Skreem
-------------------------------------------------------------------------------
2,000,000    $2,000,000            $0.00        $35,000.00       $ 1,965,000.00

"Per share"  $        1            $0.00            $.035*       $        0.98*

*this figure assumes the entire 2,000,000 shares offered are sold.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 26, 2005

                      SUMMARY INFORMATION AND RISK FACTORS
                               PROSPECTUS SUMMARY

This offering consists of 2,000,000 common shares, $.001 par value per share offer by us for $1.00 per share as well as the registration of 23,107,856 shares already issued and outstanding. The shares are being marketed on a best efforts basis by the officers of Skreem. The offering will end one hundred and eighty
(180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and any other updates to the operations of the Company.

                                   OUR COMPANY

The Company was incorporated in Delaware on June 11, 1992. On May 28, 1998, the Company changed its name from Plasmatronic Technologies, Inc. to Ecological Services, Inc. and on January 3, 2003 changed it's name to Stanford Capital Corporation. In December 2002, the Company acquired all the issued and outstanding shares of Stanford Capital International, Ltd. a Hong Kong based public relations firm for 10,000 shares of its common stock. This transaction was subsequently revoked. On January 31, 2004, the Company acquired all of the shares of Skreem Entertainment Corporation in exchange for 22,000,000 shares of its one for five post reverse split common shares and on March 16, 2004, the Company changed it's name to Skreem Entertainment Corporation. Skreem Entertainment Corporation promotes, finances and manages artists in the entertainment industry.

                                 THE OFFERING

As of March 15, 2005 we had 23,107,856 shares of our common stock issued and outstanding. This offering is comprised of 2,000,000 shares of common stock being offered by the Company.

                          FINANCIAL SUMMARY INFORMATION

The following summary financial information and operating data have been derived from the financial statements of Skreem for the periods indicated. The following financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this registration statement.

                                        Nine Month          Nine Month
                                        Period Ended        Period Ended     Year Ended
                                        December 31         December 31     December 31 (2)
                                        -------------       -------------    ------------
                                            2004               2003             2003

Statements of Operations
Income statement data:
                                           $ 13,961           $ 176              $ 376
Revenues

Expenses                                  1,166,737         558,287            665,611

Income (loss) from operations            (1,152,776)       (558,111)          (665,235)

Other Income (Expense)                      (51,282)        (48,383)           (71,129)

Income (loss) before income taxes        (1,204,058)       (606,494)          (736,364)

Income tax                                       --              --                 --

Net income (loss)                      $ (1,204,058)      $(606,494)        $ (736,364)

Per share data:

Earnings per share                        $   (0.05)      $   (0.04)         $   (0.06)
                                         ==========       ==========       ===========
Weighted average shares outstanding
                                         25,371,995      13,654,545 (1)     12,054,795 (1)
                                         ==========      ===========       ===========

Balance sheet data:
Working capital (deficiency)            $(1,485,712)      $(376,754)       $ (376,754)
Total assets                            $    53,884       $  47,100        $   47,100
Long term debt                          $         -       $       -        $        -
Shareholder Deficit                     $(1,456,790)      $(348,666)       $ (348,666)

(1) Weighted average shares outstanding for the nine months ended and year ended
December  31,  2003  reflects   equivalent  shares  issued  for  reverse  merger
transaction and is for comparative purposes only.

(2) This information reflects the activity of Skreem Entertainment Corporation prior to the reverse merger with Stanford Capital Corporation. The Company elected to continue the fiscal year used by the legal acquirer using a year end of March 31.

                                  RISK FACTORS

THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES.

                                  COMPANY RISKS

An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

RISKS RELATED TO OUR FINANCIAL CONDITION AND OUR BUSINESS

Need for additional financing

Our revenue is currently insufficient to cover the costs of our ongoing promotion and funding of recording talent, our search for additional talent, and our general operating costs. Our auditors have issued a going concern opinion, which means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. Our ability to continue our operations is dependent on the continued successful signing, licensing, and promoting of talent and the revenue, and the successful making and marketing of a recording act.

To the extent such signing and promoting of recording talent produces inadequate revenues to operate profitably, the Company is dependent on the willingness and ability of Jeff Martin, a major shareholder, and other affiliates, to continue funding, through notes payable, our operations, and our ability to obtain additional sources of financing as discussed below in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." As of the date of this prospectus, our relationship with Mr. Martin is stable and we have no reason to doubt his willingness to continue providing additional funding. However, if Mr. Martin discontinues funding our operations and we are unable to obtain alternative financing when needed on acceptable terms, if at all, we may be unable to continue our operations.

We may be unable to meet our capital requirements which may slow down or curtail our business plans.

Since our inception on August 19, 1999 to December 31, 2004, we have suffered operational losses totaling $3,340,722 and we expect to continue to have substantial expenditures and working capital needs. If success of our talent decreases, we experience operating difficulties, or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to obtain the capital necessary to complete our search, promotion, and development of talent and recording acts. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable, on acceptable terms, to raise the required capital, our business may be seriously harmed or even terminated.

Revenue from licensing and promoting recording acts and talent often depends on factors beyond our control.

The profitability of our operations depends upon factors which are beyond our control, including:

     o    File sharing, downloading, and copyright infringement;

     o    Poor market acceptance of our talent and record releases; and

     o    Business practices of our competitors in the music industry.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations

     Our success will depend on our ability to retain and to attract other talent for the development of recording acts. We will depend, to a large extent, on the efforts, musical talent, and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary talent or recording acts, our business operations could be adversely affected.

One shareholder owns a significant amount of our common stock, giving him influence or control in corporate transactions and other matters, and their interests could differ from those of other shareholders

Jeffrey Martin and Martin Consultants, Inc. own 21,350,000 shares or approximately 92.4 percent of our outstanding common stock. As a result, he is in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. His control of Skreem may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

RISKS RELATED TO THIS OFFERING


As there is presently no public market for our common stock and a market may never develop, investors may be unable to freely sell their securities.

We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broker-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for an OTCBB listing.

There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.
Shares of our common stock may be "penny stocks."

If the market price per share of our common stock is less than $5.00, the shares of our common stock will be "penny stocks" as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock being registered under this prospectus. In addition, the "penny stock" rules adopted by the SEC under the Exchange Act subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring "penny stocks," and, as a result, investors in our common stock may have their ability to sell their shares impaired.

The sale of a substantial number of shares of our common stock after this offering may affect our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could discourage an acquisition or change of control of Skreem.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us. These provisions include a denial of cumulative voting rights, limitations on shareholder proposals at meetings of shareholders, and restrictions on the ability of our shareholders to call special meetings. In addition, the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock.

These provisions of Delaware law and our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his best interest, including attempts that might result in a premium over the market price for the common stock.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."


                                 USE OF PROCEEDS
All proceeds received by Skreem from the sale of shares will be used for the general purpose of working capital. Assuming a sales price of $1.00 per share, the following would be our use of proceeds assuming 25%, 50%, 75% and 100% of the securities offered being sold.


Amount of Securities Sold   500,000   1,000,000    1,500,000        2,000,000
                             shares      shares       shares           shares

Gross Proceeds             $500,000  $1,000,000   $1,500,000       $2,000,000
                           ========  ==========   ==========       ==========

Expenses of the Offering    $35,000     $35,000      $35,000          $35,000
                            =======     =======      =======          =======

Working Capital            $465,000    $965,000   $1,465,000       $1,965,000
                           ========    ========   ==========       ==========

We anticipate the following detailed uses of working capital as follows:

-    Hire additional marketing and promoting staff;

-    Purchase additional advertising for artists currently promoted by Skreem;

-    Develop website and increase internet presence through purchased marketing;

- Formadditional recording acts through training, coordinating and consulting with talent acts;

-    Service  debt with  interest  payments  (the  Company  anticipates  that no
     proceeds  will  be  used  to  retire  debt)  -  Contract  with   producers,
     choreographers, and writers to develop current acts;

We will not receive any proceeds from the sales, if any, of the shares currently issued and outstanding. The sale of shares currently issued and outstanding will be restricted until after the 2,000,000 shares offered in this prospectus are sold or 180 days from the effective date of this registration statement.

                         DETERMINATION OF OFFERING PRICE

The purpose of this offering is to sell 2,000,000 shares of common stock and to register our common stock outstanding as of March 15, 2005 for resale by the selling shareholders. As such the offering price applies to the 2,000,000 shares offered.

There is no established public market for the common stock being registered. As such, the offering price was determined arbitrarily. As the Company's liabilities exceed the Company's assets by approximately 1.45 million dollars at December 31, 2004, the Company determined that an offering price of $1 per share with an offering of $2,000,000 shares was necessary to allow the Company to continue operations, particularly, to allow the Company to continue operations while maintaining and expanding the search and development of talent acts.

                                    DILUTION

Our net book value (deficit) as of December 31, 2004, with 23,107,856 shares outstanding, was approximately ($1,456,790) or ($0.06) per share before giving effect to the offering. Net book value represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 2,000,000 shares and after deducting offering expenses estimated at $35,000, our adjusted net book value as of December 31, 2004 would have been approximately $508,210 or $0.02 per share. This represents an immediate increase in net book value of $0.08 per share for December 31, 2004 to the existing shareholders and an immediate dilution in net book value of $0.98 per share for December 31, 2004 to the new investors in the shares in this offering. The following table illustrates this per share dilution:


                                                                (Unaudited)
                                                                December 31,
                                                                   2004

         Offering price per share                                 $  1.00
         Net book value per share prior to the offering              (.06)
         Increase per share attributable to new investors             .00
         Adjusted net book value per share after the offering         .06
         Dilution per share to new investors                         1.06

Further, assuming the sale of a nominal amount of 100,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of December 31, 2004 would have been approximately ($1,391,790) or ($0.06) per share. This represents significant change to the existing shareholders for December 31, 2004 and an immediate dilution in net book value of $1.06 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:

                                                                   (Unaudited)
                                                                   December 31
                                                                        2004

         Offering price per share                                  $  1.00
         Net book value per share prior to the offering               (.06)
         Increase per share attributable to new investors              .00
         Adjusted net book value per share after the offering         (.06)
         Dilution per share to new investors                          1.06


                            SELLING SECURITY HOLDERS

The registration includes 23,107,856 shares issued and outstanding in addition to the 2,000,000 shares offered for sale. The following table sets forth, as of March 15, 2004 the name, and number of shares of each shareholder holding more than 5% of the issued and outstanding common stock as well as their position, office, or other material relationship, with the Company, within the past three years.

The shareholders will be restricted from the sale of the 23,107,856 shares until the earlier of the sale of the 2,000,000 shares offered by this prospectus or the expiration of the 180 day offering period beginning on the effective date of this registration statement.

                                   Position, office, or
                                 other relationship with
      Name        Share amount        the registrant
----------------- -------------- -------------------------


Jeffrey Martin      21,350,000   Shareholder, promissory
(1)                              note holder

Charles Camorata       200,000   Director, Chief
                                 Executive Officer

Tony Harrison          200,000   Director

Karen Pollino           100,000  Director, Secretary,
                                 Chief Financial Officer
All others            1,257,856
                  --------------
                  --------------

Total                23,107,856
                  ==============

(1) Includes shares owned by Martin Consultants, Inc.


                              PLAN OF DISTRIBUTION

This offering consists of 2,000,000 common shares, $0.001 par value per share, offered by us for $1.00 per share in addition to the registration of 23,107,856 shares already issued and outstanding. The shares are offered on a best efforts minimum / maximum basis by the officers of Skreem. The offering will end one hundred and eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and information on the operations of the Company.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution.

We have advised the shareholders and officers of Skreem, that during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.
Subject to any future contingencies, the following table is an itemization of all expenses that we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item expense

SEC Registration Fee                                       $ 405
Legal Fees and Expenses*                                  25,000
Printing registration statement and other documents*     $ 1,595
Accounting Fees and Expenses*                            $ 8,000
                                                         -------
Total                                                   $ 35,000
                                                         =======

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority or a private party involving Skreem.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Bylaws provide that we shall have three directors. Vacancies are filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:


                   Age        Positions Held                 Officer / Director Since
                   ---        --------------                 -------------------------
Name

                               Principal Executive Officer &     January 31, 2004
Charles Camorata     51        Director

Tony Harrison        47        Vice President & Director         January 31, 2004

                               Chief Financial Officer &
Karen Pollino        54         Director                         January 31, 2004

The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one year terms.

Charles Camorata, and Tony Harrison devote 100% of their time in the development and operation of Skreem, and they do not participate in any other significant business activities. Karen Pollino provides her services on an as needed basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


 Title of      Name and           Amount and    Percent of Class
  Class        Address              Nature      of Beneficial Owner
            of Beneficial Owner
----------  -------------------  -----------  ---------------------
Common        Jeff Martin         21,350,000        92.4%
              1802 Crescent
              Orlando, FL 32817

                            DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock and preferred stock is qualified in its entirety by reference to our certificate of incorporation and bylaws

Common Stock

     As of March 15, 2005, there were 23,107,856 shares of our common stock outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

As of March 15, 2005, no shares of our preferred stock were outstanding.

Our board of directors has the authority, without further action by our shareholders, to provide for the issuance of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on such rights. The preferences, powers, rights and restrictions of different series of our preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

Provisions having possible anti-takeover effects

Our certificate of incorporation and the bylaws contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of Skreem Entertainment Corporation.

Our board of directors has broad powers to fix by resolution the powers, preferences and rights of any new series of preferred stock. This power could be used to create a class of preferred stock that, because of its rights, could discourage a potential takeover. Additionally, our bylaws give the board of directors power to fill vacancies on the board without shareholder approval. As a result, an incumbent board, not a potential bidder, would have control over board positions in the period between annual meetings of shareholders. Our bylaws also provide for an advance notice procedure governing business to be brought before an annual meeting of shareholders, which could discourage a potential bidder from taking action at a meeting.

We are subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes a merger, asset or stock sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within the three prior years did own) 15 percent or more of a corporation's outstanding voting stock.

Transfer Agent

The transfer agent for our common stock is OTC stock transfer.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Our audited consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Thomas Leger & Co., L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

Vanderkam & Associates will pass upon the validity of the common stock offered hereby for us.


            DISCLOSURE OF COMMISSIONS POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

     The Company was incorporated in Delaware on June 11, 1992. On May 28, 1998, the Company changed its name from Plasmatronic Technologies, Inc. to Ecological Services, Inc. and on January 3, 2003 changed its name to Stanford Capital Corporation. In December 2002, the Company acquired all the issued and outstanding shares of Stanford Capital International, Ltd. a Hong Kong based public relations firm for 10,000 shares of its common stock. This transaction was subsequently revoked. On January 31, 2004, the Company acquired all of the shares of Skreem Entertainment Corporation in exchange for 22,000,000 shares of its one for five post reverse split common shares and on March 16, 2004 the Company changed it's name to Skreem Entertainment Corporation. Skreem Entertainment Corporation promotes finances and manages artists in the entertainment industry.

Overview

Our business is to search for recording talent and promote and fund.

The making of a recording act

Signing and promoting a recording act falls into two distinct categories. The first is the process of signing an already established group or artist and through avenues not readily available to the act, but available to the record company, promote the act to a level of widespread public recognition. The second is a company, through auditions and referrals, forms a group or hires an artist with the goal of achieving wide spread recognition. The principal difference financially between these alternatives is that an established act will take a larger percentage of the overall revenues because they absorbed the initial costs of getting started and promoting themselves before the recording deal happened, while normally all of the costs involved in developing the second type of group are borne on by the company which will need to re-coop such costs. From the company's vantage the second process results in more control over the product and a larger percentage of the revenues. Examples of the second categories are the signing groups "Menudo", "New Kids On The Block", and "O-Town". "Back Street Boys" and "N-Sync" are examples of established acts that were signed after they were already in existence. These groups mentioned are examples of the two categories and the Company did not sign, promote or fund these groups.

For company formed acts, the Company provides the training, coordination and consultation that it deems necessary to produce a hit record. This includes, but is not limited to vocal coaching, choreography, fitness training, clothes, hair design, transportation, living expenses, as well as food and housing if necessary. In addition, the company finds and contracts with producers and writers to record songs that fit the style of the act as dictated by the company. The act records the songs, then performs them live to promote the sales of the records and increase radio airplay. A video is also made for further promotion in the television arena. Revenue is generated through record sales, performance fees, management fees, merchandising such as T-shirts, hats, etc., and publishing royalties. This includes publishing royalties that are paid in the event that the recording(s) are included on any compilations that are released by any other entity. From these revenues the company's investment is repaid, after repayment, the remainder is split between the company and the act by percentages outline in the original recording agreement. All agreements may be different as to percentages; however, the repayment of all money invested by the company before any payment is made to the act is standard practice.

In the case of established acts, the process is the same. The main differences is the revenue split between the act and the company, and creative control. The established act will always demand a higher percentage of the revenues and more control over the musical direction of the act and the selection of the material to be recorded. With new talent, this can be controlled in the first contract but will undoubtedly be an issue in future negotiations.

Record Sales

Prior to 1997 the record industry enjoyed tremendous success with record sales. The past six years however have presented a new problem in the form of the internet. Downloading, also referred to as file sharing, has hurt the record industry tremendously, especially in the pop music market. If someone wants a copy of a new song by their favorite artist they can simply sign on to one of the free file sharing web sites, type in the name of the song, and download it to their own computer. They can then make a compilation of their favorites, put the downloaded songs onto a CD and listen to them without the need of paying for them. This completely bypasses the record company, the publisher, and the writer, all of whom would normally have received royalties on the sale of those recordings. Steps are currently being taken by the major record companies nationwide to stop this practice. In the meantime everyone in the industry is searching for alternative ways to generate revenue beyond the traditional means that are outlined.

Solutions we have initiated to insulate us from the downloading problem

In the United States we have one federal government that regulates copyrights, publishing, licensing, patenting, and most intellectual rights' laws for all of the states collectively. Therefore, when a song is released in the U.S. all states have the right to airplay and sale of that song as long as they pay the predetermined royalty rates. These royalties are tracked by and then paid to performance organizations such as ASCAP and BMI who in turn disburse the money to their respective members who are listed as either writers or publishers (or both) of each song. Every writer and publisher in the U.S. must be a member of one of these organizations to collect royalties on a commercial record release. These royalties are paid every time a song is played or purchased. This includes TV themes, Musak (elevator music), night club performances, juke boxes, radio, etc. There is a different rate for each type of venue, but it applies equally to all of the states.

In Europe, however, this is not the case. Each country is a governing entity unto itself. Therefore, when a song is released in Germany, it cannot be played, reproduced, or sold in Spain unless the company wishing to release it in Spain pays the license holder of the song a licensing fee for the Spanish rights to the song. This is the case between all countries except Germany, Austria, and Switzerland, also known as the "GAS Territory". Through an agreement between these three countries, recorded and copyrighted materials can be released in all three without special licensing. Outside of those three, all other countries must pay a licensing fee.

Because the European countries are small and easily accessible by the general public, when a song is released in one country its existence becomes known in other countries very quickly through word of mouth and DJs that travel from country to country to perform, sometimes during the same weekend. As the popularity of the song grows it attains a "chart position". A "chart" is a weekly report that lists songs currently in market order for sales, radio airplay, and DJ club play. These lists usually consist of the top selling or played 200 songs. There are DJ club charts, national charts, and radio charts that report publicly each week. The charts are posted on sites available to everyone on the internet. A song achieving the TOP 40 of any of these charts is considered a success and is in position to create future revenues in the areas of licensing and publishing. A good chart position creates a demand for the song (and act) in each marketplace. Record companies in each marketplace must then acquire the license for their country in order to release the song. This is done by paying the original license holder a fee that is negotiated based on the song's current popularity, the highest chart position it has attained, and its predicted future popularity. The result is that the original license holder is paid a licensing fee by each country that wishes to release the song. Licensing fees for each song can range from $5,000 to $25,000 and more from each country depending on the popularity of the song and the act and the size of the country.

Why the European marketplace is ideal for establishing artists in our target market

Our target market is kids between 12 and 18 years of age, especially girls. Teenage girls in Europe make up the majority of the record buying public for pop music. They love American acts and want everything and anything the act has to offer as far as pictures, shirts, hats, CDs, autographs, etc. Since N-Sync has stopped touring there, few acts have come out to fill that void. The kids are hungry for new American talent with a fresh sound.

When developing a recording act in the U.S., the basic process has been the same for decades. Record a CD of songs then shop the CD to distributors and other larger record companies for distribution and promotional support. Next a single is chosen out of the CD of songs; it's released, and followed by the release of the full CD. If the act doesn't have an entire CD or close to it completed, they can almost be assured that no one will be interested. Although oversimplified, this generally is how it works. Producing a CD is expensive and time consuming. The cost of producing 12 or more songs that will stand up to the quality of what's currently on the market by established artists can be astronomical.

The European market is just the opposite. The first step in the process is to record and release a single. This minimizes cost and time. Since this is established practice, there are limited problems with distribution companies or record companies (as long as they like the act). It also allows the Company to test the market as far as musical direction and style before you commit to an entire CD of material. Then a second single is released. A video is produced for each single that's simultaneously released. Concurrently, the act will be performing doing both paid and promotional live performances. Based on the success of these two releases, the company can then determine whether or not to take on the expense of a full CD.

Our target market are net surfers. By creative use of the internet including a web site, online promotions such as giveaways, online chats with the act, contests with prizes such as a chance to spend a day with the act, free downloads of unreleased songs, etc., interest and record sales grows. One of the goals of all of this is to create excitement that will result sufficient record sales to attain a favorable position in the weekly charts because licensing fees are negotiated according to the popularity of the song, the act, and their position in the charts. While the act is working its live performances, internet chats, and recording, the company negotiates licenses with other companies for other countries. It will always be the license holding company's prerogative to release any song it owns the license for in any country without any fees. It will however have to take on the expense of pressing and distribution if that avenue is chosen, but if the record is a success this will be offset by not having to split revenues. The company can also enter into a limited partnership with a different company in each country and share in the profits of the release while sharing the expenses if it so chooses.

The key element in our strategy

A key element in initiating and successfully implementing a marketing and development plan such as has been described is someone who knows the marketplace intimately and is respected by the people who do business in that marketplace. Tony Harrison our Vice President fits those requirements. He has both American and German citizenship and has lived in Germany for over 20 years. He's known in the music industry as "Captain Hollywood". As a performer, he's one of the most respected in Europe. He has had worldwide hits and has been performing since 1985. He's also worked as a choreographer and /or producer for such acts as LaToya Jackson, BackStreet Boys, Natural, and O-Town. He's known by everyone in the record business in Europe and is highly respected for both his success as an entertainer and his knowledge of the industry since June 2003. As "Captain Hollywood" he has since had two songs in the top 20 dance charts and in the top 40 national charts. His years of experience in all aspects of the business have proven invaluable in successfully introducing SKREEM Entertainment to the record industry in Europe.

Coming to America after European success

The final step is to introduce the act to Americans. This process has been successfully achieved several times in the past with Back Street Boys, Britney Spears, N-Sync, and Snap. The act will be polished and roadworthy from time spent in Europe, and will have already been making money through record sales, publishing revenues, licensing fees, live performances, and merchandising. Also, they'll have bragging rights with regards to having "Gold Records" in Europe. The catch there is that a gold record in the U.S. requires 500,000 copies sold. In Europe, depending on the country, a gold record can be earned with a few as 25,000 copies sold. American audiences do not generally realize this and assume that the act has sold many more records than they actually have sold. This is helpful in the American marketing campaign. They also come to America with many record industry people, promoters, and managers already aware of them through industry connections in Europe. This is helpful when arranging for the act to perform nationally or with an already established American act, which is the most tried and true way of introducing the act and their songs to the public.

All of this leads to launching a recording act that has the potential of creating a greater return on a much lower investment than would be necessary to achieve the same results by starting out in the American market.

            MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

From the time a record or CD is distributed, to the time the company collects its share of the proceeds from sale, is approximately nine months. This delay occurs because, although a record or CD is distributed, a number of records or CDs are returned and a sale figure cannot be accurately booked as of the date of distribution. Accordingly, the Company should see a significant increase in revenues during the quarterly period ending on March 31, 2005 because from July 26, 2004 to November 1, 2004, the Company distributed approximately 207,000 records and CDs of "3rd Wish" recordings. Based on current pricing, the Company should receive approximately $2.57 per record and/or CD.

The Company has entered into various license agreements which grant certain exclusive rights to sell and distribute certain recordings by "3rd Wish". The table below sets forth the parties and territories covered by these license agreements:

Party(Licensee)            Territories

Cheyenne Records           Germany, Switzerland and Austria
Three 8 Music Limited      UK, Eire
Shock Records Pty Ltd      Australia, New Zealand
NRJ Music                  France, Andorra, Monaco, Belgium
Megaliner Records          Russia, Azerbaijan, Armenia, Georgia, Moldova,
                           Kazakstan, Kyrgyzstan, Tajikistan, Uzbekistan,
                           Turkmenistan, Ukraine, Republic of Belarus,
                           Lithuania, Latvia, Estonia
NMC Music Ltd.             Israel

Revenue is recognized in accordance with Staff Accounting Bulleting No. 104 (SAB
104) when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable; delivery had occurred or services have been rendered or the license period has begun; and collectibility is reasonably assured.

Revenue from the distribution of recordings under license and distribution agreements is recognized as earned under the criteria established by Statement of Financial Accounting Standard No. 50. Revenue is generally recognized when the Company receives an "accounting" of recordings sold with payment from the licensee. In the event the Company has not received an "accounting" from the licensee and if the Company has information related to the licensed use of recordings that would result in the revenue being fixed and determinable, and collection is reasonably assured, then revenue is recognized in the periods in which the license revenue is earned. Minimum guarantees (advances) received from licensees are recorded as deferred revenue and are amortized over the performance period, which is generally the period covered by the agreement.


Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

Revenues. The Company had no revenue for the three months ended March 31, 2004 as it prepared for its first recording and record release in the summer. For the three months ended March 31, 2003, Company had revenue of $200.

Operating Expense. Operating expenses for the three months ended March 31, 2004, were $149,470, an increase of $65,817 or 78.7% from the $83,653 for the corresponding period of the prior year. This increase primarily resulted from travel, housing, and transportation expenses of approximately $89,000 incurred by "Third Wish" Artists and Manager while on tour in Germany during the three months ended March 31, 2004. In addition, there was an increase in promotion and advertising of approximately $17,000. The overall increase is offset by a decrease in music production costs of approximately $36,000.

General and Administrative Expenses. General and administrative expenses increased by $21,882 or 508% to $26,186 for the three months ended March 31, 2004 from $4,304 for the corresponding period of the prior year. This increase is primarily attributable to increased legal and accounting fees of approximately $19,000.

Salaries and Benefits. Salaries and benefits decreased by $6,997 or 25.1% to $20,885 for the three months ended March 31, 2004 from $27,882 for the corresponding period of the prior year. This decrease is attributable to having less employees during the three months ended March 31, 2004.

Interest Expense. Interest expense decreased by $13,293 or 58.4% to $9,453 for the three months ended March 31, 2004 from $22,746 for the corresponding period of the prior year. This decrease is attributable to having more debt outstanding for the three months ended March 31, 2003.

As a result of the foregoing, the net operating loss of the company increased by $67,609 to $205,994 for the three months ended March 31, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue. Revenue for the year ended December 31, 2003 decreased by $2,174 or 85.3% to 376 from $2550 for the year ended December 31, 2002. This decrease in revenues is attributable to a decrease in show income.

Operating Expenses. Operating expenses increased by $281,756 or 149% to 470,331 for the year-ended December 31, 2003 from $188,575 for the year ended December 31, 2002. This increase is primarily attributable to expenses of approximately $121,000 incurred by "Third Wish" Artists and Manager while on tour in Germany and promotion and Advertising expenses of approximately $160,000 incurred during 2003.

General and Administrative Expenses. General and administrative expenses increased by $52,493 or 138% to $90,455 for the year ended December 31, 2003 from $37,962 for the year ended December 31, 2002. This increase is primarily attributable to an increase in travel expenses of approximately $37,000 and an increase in professional fees of approximately $17,000.

Salaries and Benefits. Salaries and benefits increased by $16,670 or 18.9% to $104,825 for the year ended December 31, 2003 from $88,155 for the year ended December 31, 2002. This increase is primarily attributable to a bonus and medical insurance coverage of approximately $12,000 and $13,500 respectively for an officer of the Company. This increase is partially offset by a decrease in salaries as there were less employees during 2003.

Interest Expense. Interest expense decreased by $1,319 or 1.8% to $71,129 for the year ended December 31, 2003 from $72,448 for the year ended December 31, 2002. This decrease is attributable to having less debt throughout 2003.


As a result of the foregoing, the net operating loss of the Company increased by $351,774 to $736,364 for the year ended December 31, 2003 from $384,590 for the year ended December 31, 2002.

Liquidity and Capital Resources

As of March 31, 2004, the Company had cash of $2,914 and a deficit in working capital of $581,477.

For the three months ended March 31, 2004, the Company used $168,280 in operating activities which is primarily due to a net loss of $205,994 offset by an increase in liabilities of $32,033.

For the year-ended December 31, 2003, the Company used $672,070 in operating activities, or $365,286 more than the $306,784 used in operating activities for the year ended December 31, 2002. The principal reasons for the increase in the cash used in operating activities was the increase in the net operating loss of $351,774 which was partially offset by changes in operating assets and liabilities.

There were no cash flows from investing activities for the three months ended March 31, 2004.

Cash used by investing activities increased by $1,132 to $3,497 for the year ended December 31, 2003 from $2,365 for the year ended December 31, 2002. All of the cash used by investing activities in both years was for the purchase of equipment.

Cash provided by financing activities was $156,591 for the three months ended March 31,2004. Cash provided by financing activities increased by $381,500 to $687,000 for the year ended December 31, 2003 from $305,500 for the year ended December 31, 2002. All of the cash provided by financing activities in all periods was from proceeds of notes payable to affiliates.

Three Month Period Ended December 31, 2004 and 2003

Revenues - The Company recorded revenue of $13,961 for the three months ended December 31, 2004. The revenue for this period consists of $13,233 from live performances and $728 from licensing. There was no revenue during the three months ended December 31, 2003.

Operating expenses - Operating expenses for the three months ended December 31, 2004 were $348,217, an increase of $212,725 or 157% from the $135,492 for the corresponding period of the prior year. This increase resulted from increased production expenses related to the Video Shoot and Recordings of $42,313, increased travel expenses and support for the artists in Germany of $27,359, an increase in advertising expenses of $54,081, an increase in promotional expenses of $78,449, and an increase in web related expenses of $10,523.

General and Administrative Expenses - General and administrative expenses increased by $3,105 or 9.44% to $35,996 for the three months ended December 31, 2004 from $32,891 for the corresponding period of the prior year. This increase is primarily attributable to an increase in legal and accounting fees of $1,410 and an increase in other general and administrative expenses of $5,138, which was partially offset by a decrease in depreciation and amortization expense of $3,443.

Salaries and Benefits - Salaries and benefits for the three months ended December 31, 2004 were $18,075, a decrease of $2,128 or 10.53% from the $20,203 for the corresponding period of the prior year. This decrease is due to having fewer employees during the three months ended December 31, 2004.

Interest Expense - Interest expense increased by $18,929 or 349.70% to $24,342 for the three months ended December 31, 2004 from $5,413 for the corresponding period of the prior year. This increase is attributable to having additional debt outstanding during the three months ended December 31, 2004.


For Nine Month Period Ended December 31, 2004 and 2003

Revenues - The Company had revenue in the amount of $13,961 for the nine months ended December 31, 2004. The revenue for this period consists of $13,233 from live performances and $728 from licensing. For the nine months ended December 31, 2003, the Company had revenues of $176.

Operating expenses - Operating expenses for the nine months ended December 31, 2004 were $942,706, an increase of $503,431 or 115% from the $439,275 for the corresponding period of the prior year. This increase resulted from increased production expenses related to the Video Shoot and Recordings of $277,709 increased travel expenses and support for the artists in Germany of $69,316, an increase in advertising expenses of $116,751, an increase in promotional expenses of $17,454, and an increase in web related expenses of $22,201.

General and Administrative Expenses - General and administrative expenses increased by $114,208 or 207.61% to $169,220 for the nine months ended December 31, 2004 from $55,012 for the corresponding period of the prior year. This increase is primarily attributable to an increase in legal and accounting fees of $114,424, and an increase in other general and administrative expenses of $1,309, which was partially offset by a decrease in depreciation and amortization of $1,525.

Salaries and Benefits - Salaries and benefits for the nine months ended December 31, 2004 were $54,811, a decrease of $9,189 or 14.36% from the $64,000 for the corresponding period of the prior year. This decrease is due to having fewer employees during the nine months ended December 31, 2004.

Interest Expense - Interest expense increased by $2,899 or 5.99% to $51,282 for the nine months ended December 31, 2004 from $48,383 for the corresponding period of the prior year. This increase is attributable to having additional debt outstanding for the nine months ended December 31, 2004.


Liquidity and Capital Resources

As of December 31, 2004, the Company had cash of $24,962 and a deficit in working capital of $1,485,712. This compares with cash of $2,914 and a deficit in working capital of $581,477 as of March 31, 2004.

Cash used in operations increased by $441,341 to $999,328 for the nine months ended December 31, 2004 from $557,987 for the corresponding period of the prior year. The increase is principally attributable to an increase in the net loss of $597,564 which was partially offset by a net increase in the change in accounts payable and deferred revenue of $111,176 and $31,094, respectively.

Cash used in investment activities for the nine months ended December 31, 2004 was $11,440 for the purchase of equipment. For the nine months ended December 31, 2003, the Company used $1,347 for the purchase of equipment.

Cash provided by financing activities for the nine months ended December 31, 2004 was $1,032,816, $301,929 from the sale of shares, and $799,000 from the issuance of promissory notes. The Company used 65,000 to repay promissory notes to affiliates and $3,113 to repay promissory notes to third parties. This compares with $572,000 of cash being provided from financing activities during the nine months ended December 31, 2003, all from issuance of promissory notes.

Because of the continued net operating losses of the Company, the Company will not be able to continue as a going concern unless it is able to sell its shares or obtain third and/or related party loans. Although the principal shareholder of the Company has been willing to lend funds to the Company in the past, there is no obligation for them to do so in the future. Without such funding, or the sale of its shares, the Company will have insufficient funds to execute its business plans for the next twelve months.

                             DESCRIPTION OF PROPERTY

The Company's administrative offices are located in a leased office facility located at 11637 Orpington Street, Orlando, Florida 32817. The facility contains approximately 2,000 square feet of office space. There is no lease on the facility nor is there a rental fee as the property is owned by the principal shareholder of the Company (post merger).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's Board of Directors held a meeting on August 30, 2003 and unanimously approved a proposal received from Martin Consultants, Inc. and JT Investments, Ltd., affiliates of the Company, to convert the debt and accrued interest owed by the Company to equity. Martin Consultants, Inc. and JT Investments, Ltd. are 100% and 50%, respectively owned by a major shareholder of the Company. The notes payable and related accrued interest of $1,373,600 and $208,383, respectively were reclassified to equity on August 31, 2003 and Martin Consultants, Inc. was issued 43,000 shares (pre-merger) of common stock.

Accounts payable due to an affiliate consisted of $9,254 for health insurance as of March 31, 2004. Additionally, notes payable due to affiliates as of March 31, 2004 are presented at Note 5 of the March 31, 2004 consolidated financial statements under "Item 22."

The Company promotes an artist who is the son of the Company's major shareholder. Total advances to the son are approximately $141,000 as of March 31, 2004.

On November 18, 2004, the Company borrowed $25,000 (unsecured) from Jeffrey Martin Real Estate Co. The note bears interest at the rate of 8% per annum. Jeffrey Martin Real Estate Co. is owned by Jeffrey D. Martin, a major shareholder of the Company.

Since April 6, 2004, the Company has borrowed an additional $50,000 from Martin Consultants, Inc. The notes bear interest at the rate of 8% per annum. The total balance of the notes payable to Martin Consultants, Inc. was $471,000 at December 31, 2004. Martin Consultants, Inc. is owned by Jeffrey D. Martin, a major shareholder of the Company. The dates and amounts of these individual note agreements entered into during the nine months ended December 31, 2004 are as follows:

                  Date of Note                            Amount
                 --------------                           -------
                   April 6, 2004                         $10,000
                  April 12, 2004                          10,000
                   July 23, 2004                          20,000
                   July 30, 2004                          10,000
                                                          -------
                    Total                                 $50,000
                                                          =======

Others

On August 19, 2004 the Company borrowed $200,000 from Sugarcreek Capital, LLC. The Note is payable on December 30, 2004 and bears interest at the rate of 8% per annum. The note has been personally guaranteed by Jeffrey D. Martin, a major shareholder of the Company. Accrued interest as of December 31, 2004 was $5,742.

On August 3, 2004 the Company borrowed $50,000 through a line of credit with an individual. Interest on the line of credit varies monthly. The amount is payable on demand and the interest rate was approximately 6.5% at December 31, 2004. The line of credit has been personally guaranteed by Jeffrey D. Martin, a major shareholder of the Company.

On October 4, 2004, the Company borrowed $15,000 from Market Management, Inc. The note is unsecured, payable on demand, and bears interest at the rate of 6% per annum.

Shareholder

On May 26, 2004 the Company borrowed $100,000 from Sugarcreek Capital, LLC. The terms of the note call for repayment of $104,000 on or before July 30, 2004. As security for the loan, Jeffrey D. Martin, a major stockholder, put up his 1/3 interest in Osceola Partners. On August 19, 2004 the note payable to Sugarcreek Capital, LLC was transferred to Jeffrey D. Martin, a major stockholder, in exchange for his 1/3 interest in Osceola Partners and is payable on demand.

Since May 24, 2004 Jeffrey D. Martin, a major stockholder has loaned the Company $359,000. The notes are payable on demand and bear interest at the rate of 8% per annum. Accrued interest at December 31, 2004 was $6,467. The dates and amounts of these individual note agreements entered into during the nine months ended December 31, 2004 are as follows:

                     Date of Note                 Amount
                     -------------                ----------
                     May 24, 2004                  $75,000
                     July 2, 2004                   30,000
                     July 14, 2004                  20,000
                     August 26, 2004                 5,000
                     October 6, 2004                50,000
                     October 26, 2004               10,000
                     November 4, 2004               80,000
                     November 11, 2004              20,000
                     November 22, 2004              15,000
                     December 3, 2004               10,000
                     December 9, 2004               20,000
                     December 13, 2004              20,000
                     December 16, 2004               4,000
                                                   -------
                            Total                 $359,000
                                                  ========

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for our securities. None of our common stock is subject to outstanding options or warrants to purchase our shares. There are 23,107,856 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control shareholders, who has satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny stock considerations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

No market exists for our securities and there is no assurance that a regular trading market will develop or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this registration, we have approximately 110 holders of record of our common stock. We currently have one class of common stock outstanding and no preferred shares outstanding.

Transfer agent and registrar

We anticipate the registrar and transfer agent for our common shares will be OTC stock transfer.

                             EXECUTIVE COMPENSATION



The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last three completed fiscal years to the Company's or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at March 31, 2004, the end of the Company's last completed fiscal year):

 Name                      Year               Compensation
------                     ----               ------------
Kevin Monson               2001                    None
Kevin Monson               2002                    None
Kevin Monson *             2003                    None
Charles Camorata           2004                 $50,000
Tony Harrison              2004                 $60,000
*  Resigned on January 31, 2004

Cash Compensation

     There was no cash compensation paid to any director or executive officer of the Company during the fiscal years ended March 31, 2003, 2002, and 2001.


Bonuses and Deferred Compensation

None.

Compensation Pursuant to Plans.

None.

Pension Table

None.

Other Compensation

None.

Compensation of Directors.

None.

Termination of Employment and Change of Control Arrangement

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in Cash Compensation set out above which in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or change in the person's responsibilities following a changing in control of the Company.

                              FINANCIAL STATEMENTS

SKREEM ENTERTAINMENT CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                               Pages

Report of Independent Registered Public Accounting Firm                            24

Consolidated Balance Sheet as of March 31, 2004                                    25

Consolidated Statements of Operations for the three months ended March 31,
2004,years ended December 31, 2003 and 2002 and the
period from inception (August 19, 1999) to March 31, 2004                          26

Consolidated Statements of Changes in Shareholders' Deficit
From inception (August 19, 1999) to March 31, 2004                                 27

Consolidated Statements of Cash Flows for the three months ended March 31,
2004,years ended December 31, 2003 and 2002 and the
period from inception (August 19, 1999) to March 31, 2004                          28

Notes to Consolidated Financial Statements                                         29

Consolidated Condensed Balance Sheet - December 31, 2004 (unaudited)               36

Consolidated Condensed Statements of Operations (unaudited) - For the nine and three months ended December 31, 2004 and 2003 and for the period from inception
(August 19, 1999) to December 31, 2004                                             37

Consolidated Condensed Statements of changes in Shareholders' Deficit
(unaudited) - For the period from inception (August 19, 1999) to December 31,
2004                                                                               39

Consolidated Condensed Statements of Cash Flows (unaudited) - For the nine months ended December 31, 2004 and 2003 and for the period from inception
(August 19, 1999) to December 31, 2004                                             40

Notes to Consolidated Condensed Financial Statements (unaudited)                   41

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Shareholders
Skreem Entertainment Corporation

We have audited the accompanying consolidated balance sheet of Skreem Entertainment Corporation and subsidiary (a development stage company) (the "Company"), as of March 31, 2004, and the related consolidated statements of operations, shareholders' deficit and cash flows for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 and for the period from August 19, 1999 (date of inception) through March 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skreem Entertainment Corporation and subsidiary as of March 31, 2004 and the results of its operations, and its cash flows for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 and for the period August 19, 1999 (date of inception) through March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has suffered recurring losses from operations and had a net capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management plans to continue funding the operation through an affiliate owned by a major shareholder of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Thomas Leger & Co., L.L.P.


July 21, 2004
Houston, Texas

SKREEM ENTERTAINMENT CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
MARCH 31, 2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents                                            $ 2,914
                                                                     --------
Total current assets                                                   2,914
                                                                     --------
PROPERTY AND EQUIPMENT, net                                            6,895
DEPOSITS                                                              19,921
                                                                     --------
TOTAL ASSETS                                                        $ 29,730
                                                                     ========

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued liabilities                             $ 43,141
Accrued interest payable to affiliates                                 15,658
Notes payable to affiliates                                           525,592
                                                                     --------
   Total current liabilities                                          584,391
                                                                     --------
SHAREHOLDERS' DEFICIT
Preferred stock, par value $0.001, 1,000,000
shares authorized, no shares issued and outstanding                         -
Common stock, par value $0.001, 50,000,000
shares authorized, 26,006,925 shares issued
and outstanding                                                        26,007
Paid-in capital                                                     1,555,996
Deficit accumulated during the development stage                   (2,136,664)
                                                                   ----------
Total shareholders' deficit                                          (554,661)
                                                                   ----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                          $ 29,730
                                                                   ==========


        The accompanying notes are an integral part of these consolidated financial statements

SKREEM ENTERTAINMENT CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS




                                             Three           For the Years Ended          August 19, 1999
                                          months ended           December 31         (Date of Inception) to
                                         March 31,2004      2003            2002          March 31, 2004
                                        ---------------    ------          ------       -----------------


REVENUES                                 $     -           $ 376            $ 2,550             $ 2,926

EXPENSES
Operating expenses                      (149,470)       (470,331)          (188,575)         (1,099,930)
General and administrative expenses      (26,186)        (90,455)           (37,962)           (257,962)
Salaries and benefits                    (20,885)       (104,825)           (88,155)           (422,709)
Impairment of loan receivable                  -               -                  -            (130,000)
                                        ---------       ---------          ----------         ----------
Loss from operations                    (196,541)       (665,235)          (312,142)         (1,907,675)

OTHER INCOME (EXPENSE)
Interest expense                          (9,453)        (71,129)           (72,448)           (228,989)
                                        ---------      ----------         ----------        -----------
NET LOSS                              $ (205,994)     $ (736,364)        $ (384,590)       $ (2,136,664)
BASIC AND DILUTED                       =========      ==========         ==========        ===========
   LOSS PER SHARE                     $    (0.01)     $    (0.06)        $    (0.05)
BASIC AND DILUTED                      =========       ==========         ==========
   WEIGHTED AVERAGE
   SHARES OUTSTANDING                 24,733,180      12,054,795 (1)       7,000,000 (1)
                                      ==========       ==========        ===========



(1) Number of shares outstanding to reflect reverse merger and for comparison purposes only


                 The accompanying notes are an integral part of
                     these consolidated financial statements

SKREEM ENTERTAINMENT CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
FROM AUGUST 19, 1999 (DATE OF INCEPTION) TO MARCH 31, 2004


                                                                            Paid
                                                 Common Stock                In           Retained
                                           Shares           Amount          Capital       Deficit           Total
                                           -------         --------       ---------      ---------         -------



Balance at inception, August 19, 1999           -          $      -         $ -                -          $    -

Issuance of common stock                   20,000                20           -                -              20

Net Loss                                        -                 -           -          (84,021)        (84,021)
                                          ---------        ---------     -------        ---------       ---------
Balance at December 31, 1999               20,000                20           -          (84,021)        (84,001)

Net loss                                        -                 -           -         (230,879)       (230,879)
                                          ---------       ----------     -------       ----------       ---------
Balance at December 31, 2000               20,000                20           -         (314,900)       (314,880)

Net loss                                        -                 -           -         (494,816)       (494,816)
                                          ---------       ----------     -------       ----------       ---------
Balance at December 31, 2001               20,000                20           -         (809,716)       (809,696)

Net loss                                        -                 -           -         (384,590)       (384,590)
                                          ---------       ----------     -------       ----------       ---------
Balance at December 31, 2002               20,000                20           -       (1,194,306)     (1,194,286)

Reclassification of debt to equity         43,000                43   1,581,940                -       1,581,983

Net loss                                        -                 -           -         (736,364)       (736,364)
                                         ----------       ----------     -------       ----------      ---------
Balance at December 31, 2003               63,000                63   1,581,940       (1,930,670)       (348,667)

Effect of issuance of common stock
  and recapitilization in reverse
  acquisition transaction              25,943,925            25,944    (25,944)                -              -

Net loss                                        -                 -          -          (205,994)      (205,994)
                                         ---------        ----------    --------        --------        ---------
Balance at March 31, 2004              26,006,925          $ 26,007 $1,555,996       $(2,136,664)     $ (554,661)
                                       ===========        ==========  ==========       =========         ========


        The accompanying notes are an integral part of these consolidated financial statements

 SKREEM ENTERTAINMENT CORPORATION
 (A Development Stage Company)
 CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        Three                                       August 19, 1999
                                                      months ended       For the years ended            (Date of
                                                                            December 31,             Inception) to
                                                     March 31, 2004      2003           2002        March  31, 2004
                                                   ------------------   ------         -------     ------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                              $ (205,994)     $(736,364)      $(384,590)      $(2,136,664)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense                                       1,273          6,220           5,359           32,415
Impairment of loan receivable                                  -              -               -          130,000
Changes in operating assets and liabilities:
Decrease (Increase) in prepaid expenses                    4,408         (4,408)              -               20
Increase in other assets                                       -        (19,920)              -          (19,920)
Increase in accounts payable
and accrued liabilities                                   22,580         11,307               -           43,141
Increase in interest payable to affiliates                 9,453         71,095          72,447          224,042
                                                       ---------       ---------       ---------       ----------
Total adjustments                                         37,714         64,294          77,806          409,698
Net cash used in operating activities                   (168,280)      (672,070)       (306,784)      (1,726,966)
                                                       ---------       ---------       ---------       ----------
CASH FLOWS FROM INVESTING  ACTIVITIES
Purchase of property and equipment                             -         (3,497)         (2,365)        (39,311)
Loan receivable                                                -              -               -        (130,000)
                                                       ---------       ---------       ---------       ----------
Net cash used by investing activities                          -         (3,497)         (2,365)       (169,311)
                                                       ---------       ---------       ---------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable to affiliates                156,591        687,000         305,500        1,949,191
Principal payments on notes payable to affiliates              -              -               -         (50,000)
                                                       ---------       ---------       ---------      ----------
Net cash provided by financing activities                156,591        687,000         305,500       1,899,191
                                                       ---------       ---------       ---------      ----------
Net increase (decrease) in cash and cash equivalents     (11,689)        11,433          (3,649)          2,914

CASH AND CASH EQUIVALENT AT BEGINING OF YEAR              14,603          3,170           6,819              -
                                                       ---------       ---------       ---------      ----------
CASH AND CASH EQUIVALENT AT END OF YEAR                  $ 2,914      $  14,603         $ 3,170         $ 2,914
                                                       =========       =========       =========      ==========

        The accompanying notes are an integral part of these consolidated financial statements

SKREEM ENTERTAINMENT CORPORATION
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the business and merger

Stanford Capital Corporation (Stanford) was incorporated under the laws of the State of Delaware on June 11, 1992. During January 2004, Stanford acquired all of the issued and outstanding shares of common stock of Skreem Entertainment Corporation (Skreem) in exchange for 22,000,000 post reverse split shares of common stock, par value $0.001 per share, to the holders of Skreem's common stock. The transaction is considered a reverse merger and Skreem became a wholly owned subsidiary of Stanford. Stanford and Skreem are collectively referred to as "the Company". On March 16, 2004 the Company filed a Certificate of Amendment with the Delaware Secretary of State changing the Company's name to Skreem Entertainment Corporation and reverse splitting the Company's shares on a one
(1) for five (5) basis. The financial statements herein reflect the effect of the reverse stock split. The proforma effects of the reverse merger are not material to the consolidated financial statements.

Skreem is a development stage company that was incorporated in Nevada on August 19, 1999. Skreem was formed to promote, finance and manage artists and projects in the music industry and is located in the State of Florida.

Basis of presentation and consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company has elected to continue the fiscal year of the legal acquirer (registrant). As the transaction is deemed a reverse merger, this gives rise to the three month transition period ended March 31, 2004.

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions, including intercompany profits and unrealized profits and losses are eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and on deposit at a major financial institution. The Company considers highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Advances to Artists

The Company advances monies to artists upon the artist signing the "Exclusive Recording Artist Agreement." An advance paid to an artist shall be reported as an asset if the past performance and current popularity of the artist to whom the advance is made provide a sound basis for estimating that the amount of the advance will be recoverable from future royalties to be earned by the artist. Any portion of advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist shall be charged to expense during the period in which the loss becomes evident.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued Property and equipment

Property and equipment are stated at cost. Provisions for depreciation are computed using the double-declining method based on the estimated useful lives of the assets, generally five to seven years. Expenditures that increase the value or extend the life of the asset are capitalized, while cost of maintenance and repairs are expensed as incurred. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," the Company examines the possibility of decrease in value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Record masters

A record master borne by the Company is reported as a cost of production when the past performance and current popularity of the artist does not provide a sound basis for estimating that the cost will be recovered from future sales.

Revenue Recognition

Revenue is recognized in accordance with Staff Accounting  Bulletin No. 104 (SAB
104) when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable; delivery has occurred or services have been rendered or the license period has begun; and collectibility is reasonably assured.

Revenue from the distribution of recording under license and distribution agreements is recognized as earned uder the criteria established by Statement of Financial Accounting Standard No. 50. Revenue is generally recognized when the Company receives an "accounting" of recordings sold with payment from the licensee. In the event the Company has not received an "accounting" from the licensee and if the Company has information related to the licensed use of recordings that would result in the revenue being fixed and determinable, and collection is reasonably assured, then revenue is recognized in the periods in which the license revenue is earned. Minimum guarantees (advances) received from licensees are recorded as deferred revenue and are amortized over the performance period, which is generally the period covered by the agreement.

Operating expenses

Operating expenses include music production costs, artist compensation costs, and other operating expenses. The Company enters into production, promotion and related consulting agreements in the ordinary course of business.

Use of estimates

The preparation of financial statements in conformity with general accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

From inception of the Company through August 31, 2003, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, corporate income or loss passes through to the shareholder and therefore, no provision for federal or state income taxes is recorded by the Company. On August 31, 2003, the Company converted certain debt and accrued interest owed to affiliates to equity. The affiliates were a corporation and a partnership which made the Company ineligible to be taxed under subchapter S of the Internal Revenue Code. Subsequent to August 31, 2003, the Company accounts for income tax using Statements of Financial Accounting (SFAS) No. 109 "Accounting for Income Taxes."

Recent accounting pronouncements

In January 2003, and as revised in December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No.46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 and 2004 did not have a material impact on the Company's financial position, cash flows or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group, In Particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial position, cash flows or results of operations.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained losses of $205,994, $736,364, and $384,590 for the three months ended March 31, 2004, and years ended December 31, 2003, and 2002 respectively. The Company had an accumulated deficit of $2,136,664 at March 31, 2004. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company is highly dependent on its ability to continue to obtain investment capital from an affiliate in order to fund the current and planned operating levels. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to continue receiving investment capital from an affiliate to complete promotion of the Company's artists, continue production of music and achieve a level of success that will enable it to sustain its operations. No assurance can be given that the Company will be successful in these efforts.

2. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following at March 31, 2004:

      Furniture                                          $18,161
      Music equipment                                     17,164
                                                         --------
                                                          35,325
     Less: accumulated depreciation                      (28,430)
                                                         --------
                                                         $ 6,895
                                                         ========


Depreciation expense was $1,273, $6,220, and $5,359 for the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively.


3. DEPOSITS

At March 31, 2004, the Company had deposits of $15,366 for the rental of a vehicle and $4,554 for the rental of housing for the Artists and Manager of "3rd Wish" .


4. INCOME TAXES

From inception of the Company through August 31, 2003, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, corporate income or loss passes through to the shareholder and therefore, no provision for federal or state income taxes is recorded by the Company. On August 31, 2003, the Company converted certain debt and accrued interest owed to affiliates to equity. The affiliates were a corporation and a partnership which made the Company ineligible to be taxed under subchapter S of the Internal Revenue Code. Subsequent to August 31, 2003, the Company accounts for income tax using Statements of Financial Accounting (SFAS) No. 109 "Accounting for Income Taxes."

The following table sets forth a reconciliation of federal income tax for the three months ended March 31, 2004:



        Loss before income taxes                          $ (205,994)
                                                           ==========
        Income tax benefit computed
        at statutory rates                                   (70,038)
        Valuation allowance                                   69,322
        Permanent differences, nondeductible
        expenses                                                 716
                                                           ---------
        Tax benefit                                       $        -
                                                           =========


As of March 31, 2004, the Company has net operating loss carry forwards of approximately $448,623. The carry forwards begin to expire in the year 2023. The Company's net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in section 382 of the Internal Revenue Code. The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability.

Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero. In order to comply with generally accepted accounting principles, management has decided to establish the valuation allowance because of the potential that the tax benefits Under lying deferred tax asset may not be realized. Significant components of the Company's deferred tax asset at March 31, 2004 are as follows:

Deferred tax assets                                 2003
                                                  -------
Net operating loss carry forwards              $ (152,531)
Less: valuation allowance                         152,531
                                               -----------
Net deferred tax assets                        $        -
                                               ===========

5. NOTES PAYABLE TO AFFILIATES

Notes payable to affiliates consist of the following at March 31, 2004:


         Notes payable upon demand to Martin Consultants, Inc.,
             secured by the assets of the
             Company, interest at 8% per annum                      $ 486,000

         Note payable upon demand to JT Investments, Ltd.,
             unsecured, interest at 8% per annum                       39,592
                                                                     ---------
                                                                   $  525,592
                                                                    =========

The Company's Board of Directors held a meeting on August 30, 2003 and unanimously approved a proposal received from Martin Consultants, Inc. and JT Investments, Ltd., affiliates of the Company, to convert the debt and accrued interest owed by the Company to equity. Martin Consultants, Inc. and JT Investments, Ltd. are 100% and 50%, respectively owned by a major shareholder of the Company. The notes payable and related accrued interest of $1,373,600 and $208,383, respectively were reclassified to equity on August 31, 2003 and Martin Consultants, Inc. was issued 43,000 shares (pre-merger) of common stock.

6. RELATED PARTY TRANSACTIONS

Accounts payable due to an affiliate consisted of $9,254 for health insurance as of March 31, 2004. Additionally, notes payable due to affiliates as of March 31, 2004 are presented at Note 5.

The Company promotes an artist who is the son of the Company's major shareholder. Total advances to the son are approximately $141,000 as of March 31, 2004.

7. OPERATING LEASES

The Company leases a vehicle and housing for the Artists and Manager of "3rd Wish" in Germany. Total rent expense was $13,205 and $42,637 for the three months ended March 31, 2004 and for the year ended December 31, 2003 respectively. There was no rent expense for the year ended December 31, 2002.

Future minimum non-cancelable lease payments to be made in each of the years indicated at March 31, 2004 are as follows:

                  2005                  $53,708
                  2006                   12,739
                                       ---------
                                        $66,447
                                       =========
8. NU-SOL AGREEMENT AND IMPAIRMENT

During May 2000, the Company entered into a financing agreement with Nu-Sol Productions, Inc. (N U-SOL). The purpose of the agreement shall be for NU-SOL to produce, manufacture, market, and commercially exploit the first LP by Precious Francis "Precious" entitled "Big Girls Don't Cry" and singles derived there from (the Property) and the Company funding the costs and expenses of $130,000 with respect to the production, manufacturing, marketing, and exploitation of the Property. All net revenues shall be distributed first to the Company until the Company recoups 100% of the $130,000 advanced plus an additional $39,000, and thereafter 30% of all net revenues derived. The Company had originally recorded the advance to NU-SOL as a loan receivable and during 2001, the Company deemed the amount advanced uncollectible and recorded an impairment charge.

9.     COMMITMENTS

On July 26, 2002, the Company entered into a Music Publishing Agreement, a Personal Management Agreement and an Exclusive Artist Recording Agreement with the Artists of "3rd Wish."

Additionally, on July 14, 2003, the Company entered into an Exclusive Artist Recording Agreement with Precious Dawn Francis.

10. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

No cash was paid during the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002 for interest or income taxes.

Non-cash financing transactions:

A reclassification of notes payable and accrued interest to equity of $1,581,983 was approved by the Board of Directors during 2003 and is presented at Note 5.


11. CONCENTRATIONS OF RISK

The Company is economically dependent on an affiliate owned by the Company's major shareholder.

The Company is dependent on the success of the Artists. The talent would be difficult to replace.


12. COMPARATIVE FINANCIAL INFORMATION

The comparative statements of operations for the three months ended March 31, 2004 and 2003 are as follows:

                                             Three Months ended March
                                             2004                2003
                                                              (unaudited)

Revenues                                     $     -             $  200
Expenses
Operating expenses                           (149,470)          (83,653)
General and administrative expenses           (26,186)           (4,304)
Salaries and benefits                         (20,885)          (27,882)
                                            ----------        ----------
Loss from operations                         (196,541)         (115,639)

Interest expense                               (9,453)          (22,746)
                                             ----------      ----------
Net Loss                                    $(205,994)        $(138,385)
                                             ==========      ==========

Basic and Diluted Loss
per share                                     $ (0.01)          $ (0.02)
                                               ========         ========

Basic and Diluted Weighted Average
shares outstanding                           24,723,180        7,000,000 (1)
                                            ===========        =========

(1) Number of shares outstanding to reflect reverse merger and for comparison purposes only.

13.  CAPITAL STOCK

The authorized capital stock of the Company consists of Preferred Stock (1,000,000 shares) and Common Stock (50,000,000 shares) with a par value of $0.001 each. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. At March 31, 2004, there were no preferred shares issued and outstanding, and there were 26,006,925 common shares issued and outstanding.


14. SUBSEQUENT EVENTS

Private Placement Memorandum

The Company has offered a Private Placement Memorandum ("PPM") which offers for sale a maximum of 3,000,000 and a minimum of 1,000,000 shares of its common stock, $.001 par value at $.50 per share ("the Offering"). The shares are offered on a "best efforts" basis. The Offering will be made in reliance upon an exemption from registration under the federal securities laws provided by Regulation D as promulgated by the United States Securities and Exchange Commission ("SEC"). The Offering will terminate upon the earlier of (i) the sale of the 3,000,000 shares or (ii) May 31, 2004 unless extended by the Company for sixty days. The Company has issued 553,656 shares with proceeds of $276,828 through July 21,2004.

Distribution and Service Agreement

During May 2004, the Company entered into a 5.5 year Distribution and Service Agreement with Cheyenne Records GmbH (Cheyenne). The agreement grants Cheyenne certain exclusive rights to distribute and sell recordings. In addition, Cheyenne will perform certain services in accordance with the agreement.

Music Video Production Agreement

During May 2004, the Company entered into a Music Video Production Agreement with 1171 Production Group (Production Company). Production Company will produce a music video embodying the performance by "3rd Wish". In consideration for services rendered by Production Company, the Company agrees to pay $100,000 upon the terms and conditions set forth in the agreement. In connection with the music video, the Company has agreed to pay $40,000 to a third party for the performance of "Baby Bash" in the music video.

Skreem Entertainment Corporation
(A Development Stage Company)
Consolidated Condensed Balance Sheet
December 31, 2004
(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents                                          $ 24,962
                                                                   --------
Total Current Assets                                                 24,962

Property and Equipment, net                                           9,001
Deposits                                                             19,921
                                                                   --------
Total Assets                                                       $ 53,884
                                                                   ========


LIABILITIES AND SHAREHOLDERS ' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities                           165,623
Deferred revenue                                                    31,094
Accrued interest payable - shareholder and affiliates               57,477
Notes payable - shareholder                                        459,000
Notes payable - affiliates                                         535,593
Notes payable - others                                             261,887
                                                                 ---------
Total Current Liabilities                                        1,510,674

Shareholders' Deficit
Prefer red stock, par value $0.001, 1,000,000
shares authorized, no shares issued and outstanding                     -
Common stock, par value $0.001, 50,000,000
shares authorized, 23,107,856 shares
issued and outstanding                                             23,108
Additional Paid In Capital                                      1,860,824
Deficit accumulated in the development stage                   (3,340,722)
                                                               -----------

Total Shareholders' Deficit                                    (1,456,790)
                                                               -----------

Total Liabilities and Deficit                                    $ 53,884
                                                               ===========


              The accompanying notes are an integral part of these
                        condensed financial statements.

Skreem Entertainment Corporation
(A Development Stage Company)
Consolidated Condensed Statements of Operations
For Nine Months Ended December 31, 2004 and 2003
And Period from August 19, 1999 (Inception) to December 31, 2004
(Unaudited)




                                      9 Months Ended     9 Months Ended       Inception to
                                    December 31, 2004  December 31, 2003     December 31, 2004
                                   ------------------  ------------------   ------------------



Revenues                            $    13,961             $  176               $  16,886

Expenses
Operating expenses                      942,706            439,275               2,042,635
General and administrative              169,220             55,012                 427,182
Salaries and benefits                    54,811             64,000                 477,520
Impairment of loan receivable                 -                  -                 130,000
                                      ----------          --------               ---------
Total expense                         1,166,737            558,287               3,077,337
                                      ----------          --------               ---------
Loss from Operations                 (1,152,776)         (558,111)             (3,060,451)

Other Income / (Expenses)
Interest expense                        (51,282)          (48,383)               (280,271)
                                     ----------           --------               ---------
Net Loss                            $(1,204,058)        $(606,494)            $(3,340,722)
                                     ==========         ==========              ==========

Weighted Average Shares
Outstanding                          25,371,995        13,654,545 (1)
                                     ==========        ==========
Loss Per Share - basic and diluted     $  (0.05)        $  (0.04)
                                     ==========        ==========


                (1) Weighted average shares outstanding for nine
               months ended December 31, 2003 reflects equivalent
                shares issued for reverse merger transaction and
                        is for comparative purposes only.



              The accompanying notes are an integral part of these
                        condensed financial statements.

Skreem Entertainment Corporation
(A Development Stage Company)
Consolidated Condensed Statements of Operations
For Three Months Ended December 31, 2004 and 2003
(Unaudited)


                                       3 Months Ended       3 Months Ended
                                     December 31, 2004     December 31, 2003
                                     ------------------    ------------------



Revenues                                 $   13,961           $      -

Expenses
Operating expenses                          348,217            135,492
General and administrative                   35,996             32,891
Salaries and benefits                        18,075             20,203
                                           --------           ---------
Total expense                               402,288            188,586
                                           --------           ---------
Loss from Operations                       (388,327)          (188,586)

Other Income / (Expenses)
Interest expense                            (24,342)            (5,413)
                                           --------           ---------
Net Loss                                  $(412,669)         $(193,999)
                                           ========           =========

Weighted Average Shares
Outstanding                              23,298,232         22,000,000 (1)
                                         ==========          ==========
Loss Per Share - basic and diluted         $  (0.02)          $  (0.01)
                                         ==========          ==========

                (1) Weighted average shares outstanding for three
                     months ended December 31, 2003 reflects
                   equivalent shares issued for reverse merger
                transaction and is for comparative purposes only.




              The accompanying notes are an integral part of these
                        condensed financial statements.

SKREEM ENTERTAINMENT CORPORATION
(A Development Stage Company)
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT FROM AUGUST 19, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 2004



                                                               Paid
                                      Common Stock             In            Retained
                                  Shares         Amount       Capital        Deficit        Total
                                 -------        --------      ---------      ---------      -------


Balance at inception,
August 19, 1999                      -           $     -         $   -             -       $      -

Issuance of common stock        20,000                20             -             -             20

Net Loss                             -                 -             -       (84,021)       (84,021)
                               ---------          ----------      -------    ---------      ---------
Balance at December 31, 1999    20,000                20             -       (84,021)       (84,001)

Net loss                             -                 -             -      (230,879)      (230,879)
                               ---------           ----------     -------    ---------      ---------
Balance at December 31, 2000    20,000                20             -      (314,900)      (314,880)

Net loss                             -                 -             -      (494,816)      (494,816)
                               ---------           ----------     -------    ---------     ---------
Balance at December 31, 2001    20,000                20             -      (809,716)      (809,696)

Net loss                             -                 -             -      (384,590)      (384,590)
                               ---------           ----------     -------    ---------      ---------
Balance at December 31, 2002    20,000                20             -    (1,194,306)    (1,194,286)

Reclassification of debt to
equity                          43,000                43     1,581,941             -      1,581,984

Net loss                             -                 -             -      (736,364)      (736,364)
                               ---------           ----------    -------    ---------      ---------
Balance at December 31, 2003    63,000                63     1,581,941    (1,930,670)      (348,666)

Effect of issuance of common
  stock and recapitalization
  in reverse acquisition
  transaction               25,943,925            25,944      (25,944)            -              -

Net loss                             -                 -            -      (205,994)      (205,994)
                             ---------           ---------    --------     ---------     ---------
Balance at March 31, 2004   26,006,925            26,007    1,555,997    (2,136,664)      (554,660)

Proceeds from issuance of
   common stock                603,856               604      301,324             -        301,928

Cancellation of shares      (3,502,925)           (3,503)       3,503             -              -

Net loss                             -                 -            -    (1,204,058)    (1,204,058)
                              --------           ---------   ---------     ---------     ---------
Balance at December 31,
2004                        23,107,856           $ 23,108  $1,860,824   $(3,340,722)   $(1,456,790)
                             =========           =========   =========     =========   ============


         The accompanying notes are an integral part of these condensed financial statements

Skreem Entertainment Corporation
(A Development Stage Company)
Consolidated Condensed Statements of Cash Flows
For Nine Months Ended December 31, 2004 and 2003
And Period from August 19, 1999 (Inception) to December 31, 2004
(Unaudited)


                                                    9 Months Ended        9 Months Ended       Inception to
                                                    December 31, 2004    December 31, 2003     December 31, 2004
                                                    ----------------     ----------------      -----------------


Cash Flows from Operating Activities
Net Loss                                            $ (1,204,058)          $  (606,494)        $  (3,340,722)

Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Depreciation                                               9,334                 4,665                41,749
Impairment of loan receivable                                  -                     -               130,000
Accrued interest payable converted to equity                   -                     -               208,405
(Increase) Decrease in Operating assets and liabilities:
Prepaid expenses                                               -                (4,408)                    -
Deposits                                                       -               (19,921)              (19,921)
Accounts payable                                         122,482                11,306               165,624
Deferred revenue                                          31,094                     -                31,094
Accrued interest payable                                  41,820                56,865                57,477
                                                         --------              --------             ---------
Total Adjustments                                        204,730                48,507               614,428
                                                         --------              --------             ---------
Net Cash Used in Operating Activities                   (999,328)             (557,987)           (2,726,294)

Cash Flows from Investing Activities
Payments for purchase of equipment                       (11,440)               (1,347)              (50,751)
Loan receivable                                                -                     -              (130,000)
                                                        --------               --------             ---------
Net Cash Used in Investing Activities                    (11,440)               (1,347)             (180,751)

Cash Flows from Financing Activities
Proceeds from issuance of stock                          301,929                     -               301,929
Proceeds from notes payable - other                      265,000                     -               265,000
Proceeds from notes payable - shareholder                459,000                     -               459,000
Proceeds from notes payable - affiliates                  75,000               572,000             2,024,191
Principal payments on notes payable to others             (3,113)                    -                (3,113)
Principal payments on notes payable to affiliates        (65,000)                    -              (115,000)
                                                         --------              --------             --------
Net Cash Provided by Financing Activities              1,032,816               572,000             2,932,007
Net increase in cash and cash equivalents                 22,048                12,666                24,962

Cash and cash equivalents at beginning of period           2,914                 1,936                     -
                                                        --------               --------             ---------
Cash and cash equivalents at end of period             $  24,962             $  14,602             $  24,962
                                                        ========               ========             =========


              The accompanying notes are an integral part of these
                        condensed financial statements.

Skreem Entertainment Corporation
Notes to the Unaudited Consolidated Condensed Financial Statements From August 19, 1999 (Date of Inception) to December 31, 2004

Note 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated condensed financial statements of Skreem Entertainment Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements.

Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and footnotes, which are included as part of the consolidated financial statements as of March 31, 2004.

Note 2 - ACCOUNTING POLICY FOR REVENUE RECOGNITION

Revenue is recognized in accordance with Staff Accounting Bulletin No. 104 (SAB
104) when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable; delivery has occurred or services have been rendered or the license period has begun; and collectibility is reasonably assured.

Revenue from the distribution of recordings under license and distribution agreements is recognized as earned under the criteria established by Statement of Financial Accounting Standard No 50. Revenue is generally recognized when the Company receives an "accounting" of recordings sold with payment from the licensee. In the event the Company has not received an "accounting" from the licensee and if the Company has information related to the licensed use of recordings that would result in the revenue being fixed and determinable, and collection is reasonably assured, then revenue is recognized in the periods in which the license revenue is earned. Minimum guarantees (advances) received from licensees are recorded as deferred revenue and are amortized over the performance period, which is generally the period covered by the agreement.


Note 3 - NOTES PAYABLE

Shareholder

On May 26, 2004 the Company borrowed $100,000 from Sugarcreek Capital, LLC. The terms of the note call for repayment of $104,000 on or before July 30, 2004. As security for the loan, Jeffrey D. Martin, a major stockholder, put up his 1/3 interest in Osceola Partners. On August 19, 2004 the note payable to Sugarcreek Capital, LLC was transferred to Jeffrey D. Martin, a major stockholder, in exchange for his 1/3 interest in Osceola Partners and is payable on demand.

Since May 24, 2004 Jeffrey D. Martin, a major stockholder has loaned the Company $359,000. The notes are payable on demand and bear interest at the rate of 8% per annum. Accrued interest at December 31, 2004 was $6,467. The dates and amounts of these individual note agreements entered into during the nine months ended December 31, 2004 are as follows:

                     Date of Note                 Amount
                     -------------                ----------
                     May 24, 2004                  $75,000
                     July 2, 2004                   30,000
                     July 14, 2004                  20,000
                     August 26, 2004                 5,000
                     October 6, 2004                50,000
                     October 26, 2004               10,000
                     November 4, 2004               80,000
                     November 11, 2004              20,000
                     November 22, 2004              15,000
                     December 3, 2004               10,000
                     December 9, 2004               20,000
                     December 13, 2004              20,000
                     December 16, 2004               4,000
                                                   -------
                            Total                 $359,000
                                                  ========

Affiliates

On November 18, 2004, the Company borrowed $25,000 (unsecured) from Jeffrey Martin Real Estate Co. The note bears interest at the rate of 8% per annum. Jeffrey Martin Real Estate Co. is owned by Jeffrey D. Martin, a major shareholder of the Company.

Since April 6, 2004, the Company has borrowed an additional $50,000 from Martin Consultants, Inc. The notes bear interest at the rate of 8% per annum. The total balance of the notes payable to Martin Consultants, Inc. was $471,000 at December 31, 2004. Martin Consultants, Inc. is owned by Jeffrey D. Martin, a major shareholder of the Company. The dates and amounts of these individual note agreements entered into during the nine months ended December 31, 2004 are as follows:

                                      Date of Note             Amount
                                      --------------           -------
                                      April 6, 2004             $10,000
                                      April 12, 2004             10,000
                                      July 23, 2004              20,000
                                      July 30, 2004              10,000
                                                                -------
                                                Total           $50,000
                                                                =======

Others

On August 19, 2004 the Company borrowed $200,000 from Sugarcreek Capital, LLC. The Note is payable on December 30, 2004 and bears interest at the rate of 8% per annum. The note has been personally guaranteed by Jeffrey D. Martin, a major shareholder of the Company. Accrued interest as of December 31, 2004 was $5,742.

On August 3, 2004 the Company borrowed $50,000 through a line of credit with an individual. Interest on the line of credit varies monthly. The amount is payable on demand and the interest rate was approximately 6.5% at December 31, 2004. The line of credit has been personally guaranteed by Jeffrey D. Martin, a major shareholder of the Company.

On October 4, 2004, the Company borrowed $15,000 from Market Management, Inc. The note is unsecured, payable on demand, and bears interest at the rate of 6% per annum.

Note 4 - GOING CONCERN

The accompanying financial statement has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained losses of $1,204,058, at December 31, 2004. The Company had an accumulated deficit of $3,340,722 at December 31, 2004. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company is highly dependent on its ability to continue to obtain investment capital and loans from an affiliate and major shareholder in order to fund the current and planned operating levels. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to continue receiving investment capital from an affiliate and obtaining loans to complete promotion of the Company's artists, continue production of music and achieve a level of success that will enable it to sustain its operations. No assurance can be given that the Company will be successful in these efforts.


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


Note 5 - PRIVATE PLACEMENT MEMORANDUM

The Company has offered a Private Placement Memorandum ("PPM") which offers for sale a maximum of 3,000,000 and a minimum of 1,000,000 shares of its common stock, $.001 par value at $.50 per share ("the Offering"). The shares are offered on a "best efforts" basis. The Offering will be made in reliance upon an exemption from registration under the federal securities laws provided by Regulation D as promulgated by the United States Securities and Exchange Commission ("SEC"). The Offering will terminate upon the earlier of (i) the sale of the 3,000,000 shares or (ii) May 31, 2004 unless extended by the Company for one hundred and twenty days. The company did extend the offering for 120 days and issued 603,856 shares with proceeds of $301,928. The Company amended the PPM reducing the share minimum to 100,000 shares. The offering concluded after the 120 day extension.


Note 6 - DISTRIBUTION AND SERVICE AGREEMENT

During May 2004, the company entered into a 5.5 year Distribution and Service Agreement with Cheyenne Records GmbH (Cheyenne). The agreement grants Cheyenne certain exclusive rights to distribute and sell recordings in Germany, Switzerland and Austria . Cheyenne shall receive a distribution and service fee of 45% of all net receipts (gross receipts less Value Added Tax of approximately 16%). In addition, Cheyenne will perform certain services including booking commercial concerts and concert tours, securing personal appearances of "3rd Wish", securing advertising, endorsements and related activities of "3rd Wish", and music publishing/sub-publishing throughout the territory. In consideration for these services except music publishing/sub-publishing, Cheyenne shall receive 35% of all net receipts paid by third parties. The Company/Cheyenne shall split music publishing revenues on a 75%/25% basis. Cheyenne reported that as of December 31, 2004 approximately 207,000 copies of the "3rd Wish" recordings had been shipped. As of December 31, 2004 and through the date of the 10QSB filing, Cheyenne has not provided the Company with an accounting; therefore, no revenue has been recognized in connection with the copies shipped.

Note 7 - LICENSE AGREEMENTS

On October 11, 2004, the Company entered into a fifteen year license with Three8 Music Limited (Three8). The license agreement grants Three8 all rights to the single release by "3rd Wish" entitled "Obsession" in the United Kingdom and Eire. The Company shall receive royalties of 19% calculated on 100% sales of Three8's published dealer price less certain packaging deductions. In addition, for any third party licensing or digital delivery, the Company shall receive 50% of Three8's net royalty receipts received by Three8 in the United Kingdom. In connection with the license agreement, the Company received an advance of $15,000. The Company initially recorded the advance as deferred revenue and will recognize the advance as revenue as the license fees are earned under the agreement. At December 31, 2004, the Company recorded deferred revenue and license fees of $167 and $14,833 respectively related to this agreement.

On November 12, 2004, the Company entered into a five year license agreement with NRJ Music (NRJ). The license agreement grants NRJ the exclusive right to the audio and/or audiovisual recordings of "3rd Wish" for the purpose of reproducing them on all media in France, Dom Tom, Andorra, Monaco, and Belgium. In consideration of the exclusive rights granted, NJR shall pay the Company a royalty for sales (less returns) of 19-22% in France, Dom Tom, Andorra and Monaco and 13-15% in Belgium. In addition the Company may earn additional royalties related to phonograms, videograms, and other digital media as defined in the agreement. In connection with the license agreement, the Company received an advance of $16,822. The Company initially recorded the advance as deferred revenue and will recognize the advance as revenue as the license fees are earned under the agreement. At December 31, 2004, the Company recorded deferred revenue and license fees of $561 and $16,261, respectively related to this agreement.

On November 26, 2004, the Company entered into a five year license agreement with Shock Records Pty Ltd (Shock). The license agreement grants Shock the exclusive right to the single release by "3rd Wish" entitled "Obsession" in Australia and New Zealand. The Company shall receive royalties of 18-22% of the net sales which excludes any sales tax and includes any discounts. Shock retains the right to license the recording for third party, compilation and synchronization use in the territory and the Company shall receive 50% of any third party income. Shock retains exclusive right to copy, extract, digitally encode, sell, distribute, and otherwise exploit the recording in digital format via any interactive technology.

On December 14, 2004, the Company entered into a three year license agreement with NMC Music Ltd. (NMC). The license agreement grants NMC exclusive rights to the single release by "3rd Wish" entitled "obsession" in Israel. The Company shall receive royalties of 18% calculated on 100% of net sales.

Note 8 - MUSIC VIDEO PRODUCTION AGREEMENTS

During May 2004, the Company entered into a Music Video Production agreement with 1171 Production Group (Production Company). Production Company produced a music video embodying the performance by "3rd Wish". In consideration for services rendered by Production Company, the Company agreed to pay $100,000 upon the terms and conditions set forth in the agreement. In connection with the music video, the Company has agreed to pay $40,000 to a third party for the performance of "Baby Bash" in the music video. As of December 31, 2004, all contractual obligations have been completed and the Company recorded video production expenses of $140,000 related to this agreement.

On September 14, 2004, the Company entered into a music video production agreement with 1171 Production Group (Production Company). Production Company produced a music video embodying the performance by "3rd Wish" of the musical composition entitled "Nina". In consideration for services rendered by Production Company the Company has agreed to pay $116,525 upon the terms and Conditions set forth in the agreement. As of December 31, 2004, all contractual obligations have been completed and the Company recorded video production expenses of $116,525 related to this agreement.

Note 9 - CONTENT LICENSE AGREEMENT

On September 10, 2004, the Company entered into a Content License Agreement with JAMBA!AG (JAMBA)for the distribution of mobile content including ring tones, wallpaper, and logos through the JAMBA service and JAMBA Network. The Content License Agreement is non-exclusive and covers the territories of Germany, Switzerland, and Austria. The term of the agreement commences on the date of the agreement and terminates upon a three month written notice by either party. In consideration of the authorizations granted to JAMBA in the agreement, JAMBA will pay the Company a license fee from all paid and successfully completed downloads of content by end users as set forth in the agreement, which shall be calculated from the net revenue (revenue less value added tax). The Company has not recorded any revenue related to this agreement during the nine months ended December 31, 2004. In accordance with SAB 104, the Company will record revenue related to the Content License Agreement when the license revenue is fixed or determinable and collectibility is reasonably assured.


Note 10 - COMMON STOCK

On October 6, 2004, 3,502,925 shares of common stock were returned to the treasury and cancelled.

Note 11 - MAJOR CUSTOMERS

During the three and nine months ended December 31, 2004 the Company had three customers who individually accounted for over 10% of the Company's total revenues as follows:

Customer A                          50%
Customer B                          30%
Customer C                          15%


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


Note 12 - SUBSEQUENT EVENTS

On January 6, 2005, the Company entered into a Music Publishing Agreement, a Personal Management Agreement and an Exclusive Artist Recording Agreement with Patrick Williams, an artist also known as "PATMOE".

On January 17, 2005, the Company entered into a three year license agreement with Megaliner Records (Megaliner). The license agreement grants Megaliner exclusive rights to the single release by "3rd Wish" entitled "Obsession" including all available remixes. The territories covered by the license agreement with Megaliner includes Russia, Azerbaijan, Armenia, Georgia, Moldova, Kazakstan, Krygystan, Tajikistan, Uzbekistan, Turkmenistan, Ukraine, Republic of Belarus, Lithuania, Lativa and Estonia. The Company shall receive royalties of 20% of the published dealer price with no deductions allowed. In addition the Company/Megaliner shall split any third party income and broadcasing income on a 60%/40% basis.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

The Company has had no disagreements with its certified public accountants with respect to accounting practices or procedures or financial disclosure. The Company did however change its certifying accountants from Thomas Leger & Co. LLP to Ham, Langston, & Brezina, LLP.

The audit report of Thomas Leger & Co. LLP, on July 21, 2004, for the year ended March 31, 2004 contained no adverse opinion, disclaimer of opinion or modification of the opinion other than Thomas Leger & Co. LLP did qualify its opinion and stated its substantial doubt about the company's ability to continue as a going concern.

The Registrant's Board of Directors participated in and approved the decision to change independent accountants.

In connection with its audit for the most recent fiscal year and the interim period until the date of dismissal , there have been no disagreements with Thomas Leger & Co. LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Thomas Leger & Co. LLP would have caused them to make reference thereto in their report on the financial statements.

During the most recent fiscal year and the interim period until the date of dismissal , there have been no reportable events (as defined in Regulation S-K
Item 304 (a)(1)(v)).

On January 7, 2005, the Registrant engaged Ham Langston & Brezina LLP to audit its financial statements for the year ended March 31, 2005. During the two most recent fiscal years and through the date of engagement, the Registrant has not consulted with Ham Langston & Brezina LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Registrant's financial statements, and no written report or oral advice was provided to the Registrant by concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

On March 3, 2004, the Registrant dismissed David T. Thomson, PC from its position as the Company's independent accountants.

The audit report of David T. Thomson, PC, on April 18, 2002, for the year ended March 31, 2002 contained no adverse opinion, disclaimer of opinion or modification of the opinion.

The Registrant's Board of Directors participated in and approved the decision to change independent accountants.

In connection with its audit for the most recent fiscal year and the interim period until the date of dismissal , there have been no disagreements with David
T. Thomson, PC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of David T. Thomson, PC would have caused them to make reference thereto in their report on the financial statements.

During the most recent fiscal year and the interim period until the date of dismissal , there have been no reportable events (as defined in Regulation S-K
Item 304 (a)(1)(v)).

The Registrant requested that David T. Thomson, PC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

     On May 3, 2004, the Registrant engaged Thomas Leger & Co. LLP to audit its financial statements for the year ended March 31, 2003. During the two most recent fiscal years and through the date of engagement, the Registrant has not consulted with Thomas Leger & Co. LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Registrant's financial statements, and no written report or oral advise was provided to the Registrant by concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Subject to any future contingencies, the following table is an itemization of all expenses that we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item expense

SEC Registration Fee                                       $ 405
Legal Fees and Expenses*                                  25,000
Printing registration statement and other documents*     $ 1,595
Accounting Fees and Expenses*                            $ 8,000
                                                         -------
Total                                                   $ 35,000
                                                         =======
*Estimated Figures

                     RECENT SALES OF UNREGISTERED SECURITIES

There were no sales of unregistered securities recently.


                                    EXHIBITS

Exhibit Number             Exhibit Description


1.1      Articles of Incorporation
1.2      Bylaws
5.1*     Legal Opinion of Vanderkam & Associates
23.1*    Consent of Thomas Leger, Certified Public Accountants
23.2     Consent of Vanderkam & Associates included in Exhibit 5.1

* Previously filed

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Orlando, State of Florida on April ___, 2005.

                                         /s/ Charles Camorata
                                         -----------------------------

Date: April 27, 2005                By:   Charles Camorata,
                                         President and Chief Executive Officer

Date: April 27, 2005                    /s/ Karen Pollino
                                         -----------------------------
                                    By:   Karen Pollino,
                                         Chief Financial Officer


In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

SIGNATURE                      TITLE                        DATE
----------                     -----                        -----

/s/ Charles Camorata           President/Director          April 27, 2005
--------------------
Charles Camorata

/s/ Karen Pollino              CFO/ Director               April 27, 2005
-----------------
Karen Pollino




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